Exhibit 10.11

PROMISSORY NOTE

Amount: $2,000.00	September 11, 2015

FOR VALUE RECEIVED, Appsoft Technologies, Inc, a corporation organized and existing under the laws of State of Nevada, with offices at 1225 Franklin Ave Suite 325, Garden City, NY 11530 (the “Company”), promises to pay to the order of Jade Physical Therapy PC, a corporation, having an address at 557 Oak Street, Copaigue, NY 11726 (the “Holder”), the principal amount of Two Thousand Dollars ($2,000)(“Principal Amount”), together with interest incurred thereon, all as hereinafter provided. Any payments of amounts due hereunder shall be in such currency of the United States at the time of payment as shall be legal tender for the payment public or private debts.

1. Repayment. Except as otherwise provided herein, the Principal Amount and all interest accrued and unpaid under this Promissory Note (“Note”) shall become due on November 1st, 2016 (the “Maturity Date”), and shall be payable by the Company to the Holder in full on the Maturity Date; provided that, this Note may be prepaid in whole or in part by the Company without penalty or premium at any time and from time to time prior to the Maturity Date. This Note shall be paid without deduction by reason of any set-off, defense or counterclaim of the Company.

2. Interest. Prior to the date upon which this Note becomes due and payable as described herein, the unpaid balance of the Principal Amount shall accrue interest at a rate equal to 2% per annum (“Interest”). Interest shall accrue from the date hereof until the entire Principal Amount is repaid in full. All computations of Interest hereunder shall be made on the basis of a 360-day year of twelve 30-day months. If all or a portion of the Principal Amount or Interest shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), the Company hereby promises to pay, on demand, interest on such overdue amount from and including the due date to, but excluding, the date such amount is paid in full, at 2% per annum until the date such overdue amount is paid in full).

3. Payments. All payments received by the Holder hereunder will be applied first to costs of collection and fees, if any, then to interest, and the balance to principal. All payments due under this Note shall be made in lawful currency of the United States of America in immediately available funds before 3:00 p.m. New York City time on the due date thereof at the account coordinates for the Holder on file with the Company, or in such other manner or at such other place as the Holder of this Note designates in writing. If any payment due hereunder shall become due on a Saturday, Sunday or legal holiday under the laws of the State of New York, such payment shall be made on the next succeeding business day in the State of New York.

4. Events of Default. If any of the following conditions, events or acts shall occur:

(a) the Company shall fail to make the payment of any amount of Principal or Interest on the date such payment shall become due and payable hereunder and such failure shall continue for ten (10) days after written notice of such failure; or

(b) a judgment or order for the payment of money shall be rendered against the Company; or

(c) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

5. Remedies upon Event of Default. If an Event of Default shall have occurred and shall be continuing, the Holder may at any time at its option, upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 4(c) or 4(d)) declare the entire unpaid Principal balance of this Note, together with all accrued but unpaid Interest, due and payable, and thereupon, the same shall be accelerated and so due and payable.

6. No Waiver by Holder. The remedies of Holder as provided herein shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefore shall arise. No delay or omission by Holder in exercising, or failure by Holder on any one or more occasions to exercise any right, remedy or recourse hereunder, or at law or in equity, including, without limitation, Holder’s right, after the occurrence of any Event of Default by the Company, to declare the entire indebtedness evidenced hereby due and payable, shall be construed as a novation of this Note or shall operate as a waiver or release or prevent the subsequent exercise of any or all such rights, such waiver or release to be effected only through a written document executed by Holder, and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy, or recourse as to a subsequent event.

7. Interest Limitation. All agreements between the Company and Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance, loaning or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law (“Maximum Rate”). If from any circumstance whatsoever, fulfillment of any provision hereof at any time given the amount paid or agreed to be paid shall exceed the Maximum Rate permissible under applicable law, then, the obligation to be fulfilled shall automatically be reduced to the limit permitted by applicable law, and if from any circumstance Holder should ever receive as interest an amount which would exceed the highest lawful rate of interest, such amount which would be in excess of such highest lawful rate of interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.

8. Assignment. This Note may not be assigned, transferred or otherwise negotiated by the Holder without the prior written consent of the Company.

9. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

10. Successors and Assigns. All covenants, agreements and undertakings in this Note by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and permitted assigns of the parties whether so expressed or not.

11. Notices. Any and all notices, requests, consents and demands required or permitted to be given hereunder shall be in writing, delivered to the addresses stated above. Either party may change by notice the address to which notices to it are to be addressed.

12. Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of law provisions thereof.

13. Expenses. The Company hereby agrees to pay to the Holder all expenses incurred by the Holder, including reasonable attorneys' fees, in enforcing and collecting amounts due hereunder.

14. Entire Agreement. This Note contains the entire agreement between the Company and the Holder with respect to the subject matter hereof, and supersedes every course of dealing, other conduct or oral agreement or representation previously made by the Holder. No change in this Note shall be effective unless made in a writing duly executed by the Holder and the Company.

IN WITNESS WHEREOF, the Company has caused this Note to be signed on the date first set forth above.

APPSOFT TECHNOLOGIES, INC

By:	/s/ Brian Kupchik
Print Name: Brian Kupchik
Title: CEO, Appsoft Technologies